Exhibit 99.1

Investor/Press Contact:
ICR, Inc.
Investors:	Allison Malkin/Anne Rakunas
203-682-8225/310-954-1113
Press:	Alecia Pulman, 203-682-8224

BLUEFLY REPORTS PROFITABLE FOURTH QUARTER
POSITIVE EPS AND 17% GROWTH IN NET SALES

NEW YORK – February 16, 2011 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced a 17% and 9% increase in net sales for the fourth quarter and full year of 2010, respectively, and an increase in operating income for the fourth quarter of 2010.

Melissa Payner, Bluefly’s Chief Executive Officer, stated: “Our strategic investment in inventory complimented by the success of our Closet Confessions marketing campaign drove increased average order size and new customer acquisition leading to double digit topline sales which resulted in a profitable fourth quarter.  As we begin fiscal 2011, we are pleased with our positioning.  Our priorities are focused on continuing to expand our customer base as we present sought after brands, the latest trends and great value in a convenient way to shop online.  In addition, we see opportunity to develop our higher margin contemporary business as the year progresses and are enthusiastic about the potential of our fragrance and eyewear launches. In total, we expect fiscal 2011 to represent another year of accomplishments in our ongoing efforts to increase shareholder value.”

 Results for the fourth quarter of 2010 included the following highlights:

•
Net sales increased by approximately 17% to $28.6 million from $24.4 million in the fourth quarter of 2009, as a result of a 7% increase in average order size to $293.36 in the fourth quarter of 2010, compared to $274.83 in the fourth quarter of 2009.

•
Gross profit margin percentage decreased to 34.9%, from 41.3% in the fourth quarter of 2009 as a result of sales growth driven by the increase in demand for luxury designer merchandise, which historically carries lower gross margin compared to contemporary merchandise, and an increase in our provision for inventory obsolescence resulting from an overall increase in inventory balances during the fourth quarter related to our investment in inventory to support overall sales growth.

•
Total operating expenses increased slightly to $9.7 million, from $9.6 million in the fourth quarter of 2009.  The slight increase in total operating expenses was attributable to increases in selling and fulfillment expenses of $293,000 and marketing expenses of $735,000, which were partially offset by a decrease in general and administrative expenses of $982,000.

•	Operating income was $308,000, compared to $449,000 in the fourth quarter of 2009.

•
Net income of $269,000 compared to a net loss of $148,000 in the fourth quarter of 2009.  As a result, the Company’s basic and diluted earnings per share was  $0.01 per share (based on approximately 24.6 million weighted average shares outstanding – basic and 24.7 million weighted average shares outstanding – diluted) compared to a loss per share of $0.01 per share (based on 14.5 million weighted average shares outstanding – basic and diluted) in the fourth quarter of 2009.

•	Adjusted EBITDA was $1.1 million, compared to an adjusted EBITDA of $1.3 million in the fourth quarter of 2009.

Additionally, at quarter end:

•	Cash and cash equivalents increased to $10.4 million at December 31, 2010, compared to $10.0 million at December 31, 2009.

•
Inventory increased to $25.1 million at December 31, 2010, compared to $17.7 million at December 31, 2009.  The Company remains pleased with its inventory position, which supports the Company’s spring plans.

Results for the full year of 2010 included the following highlights:

•	Net sales increased by almost 9%, to $88.6 million from $81.2 million in 2009, primarily as a result of a 12% increase in average order size to $299.98 for 2010, compared to $266.66 in 2009.

•
Gross profit margin percentage decreased to 37.5%, from 38.9% in 2009 primarily as a result of an increase in our provision for inventory obsolescence resulting from an overall increase in inventory balances during the year to support the growth of the luxury designer merchandise.

•
Total operating expenses increased to $37.0 million from $34.2 million in 2009.  However, as a percentage of net sales, total operating expenses decreased to 41.8% from 42.1% in 2009.  The increase in total operating expenses was primarily due to the growth of both online and offline marketing expenses (including staff related costs) of $3.9 million as compared to 2009.  The increase in marketing expenses represents an investment in top-line growth marketing initiatives such as the Closet Confessions campaign, which was initially developed for distribution on social media outlets and based upon its success later aired on Bravo TV.  This planned increase in marketing expenses was partially offset by a reduction in general and administrative expenses of approximately $1.3 million.

•	Operating loss was $3.8 million, compared to $2.6 million in 2009.

•
Net loss decreased by over 7% to $4.0 million, from $4.4 million in 2009.  Loss per share decreased to $0.17 per share (based on 23.7 million weighted average shares outstanding) from $0.31 per share (based on 14.0 million weighted average shares outstanding) in 2009.

•	Adjusted EBITDA decreased to a loss of $716,000 compared to an adjusted EBITDA of $878,000 in 2009.

To supplement the financial results for the full year and fourth quarter of 2010 presented in accordance with generally accepted accounting principles (GAAP), the Company is also reporting adjusted EBITDA as a non-GAAP financial measure that the Company believes allows for a better understanding of its operating performance.  The Company defines adjusted EBITDA as net income (loss) excluding interest income, interest expense and interest expense to related parties, income tax provision, depreciation and amortization expenses adjusted for non-cash stock-based compensation expenses.  The Company believes that this non-GAAP financial measure, when shown in conjunction with the corresponding GAAP measures, enhance the investor’s and management’s overall understanding of the Company’s current operating performance and provides greater transparency with respect to key operating metrics used by management in its financial and operational decision making process.  The Company considers this non-GAAP financial measure to be useful because it excludes certain non-cash and non-operating charges, which enables investors and management to analyze trends in the Company’s operations.  The presentation of this non-GAAP financial measure is not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information, please see the table captioned “Reconciliation of Non-GAAP Financial Information”, which provides a full reconciliation of actual results to the non-GAAP financial measures.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the following: the Company’s history of losses and anticipated future losses; the Company’s ability to realize benefits from its increased marketing expenses;  risks associated with the economic downturn; risks associated with affiliates of Rho Ventures, LP, affiliates of Soros Fund Management, private funds associated with Maverick Capital Ltd. and affiliates of Prentice Capital Management, LP each owning a significant portion of our stock; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; risks associated with our dependence on one supplier for a material portion of our inventory; the risk of default by us under our credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under that agreement; risks of litigation related to the sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; our potential exposure to product liability claims in the event that products sold by us are defective; the dependence on third parties and certain relationships for certain services, including our dependence on UPS and USPS (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers; online commerce security risks; our ability to raise additional capital, if needed, to support the growth of our business; risks related to brand owners’ efforts to limit our ability to purchase products indirectly; management of potential growth; the competitive nature of our business and the potential for competitors with greater resources to enter the business; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to our Web Site; rising return rates; dependence upon executive personnel who do not have long-term employment agreements; the successful hiring and retaining of new personnel; risks associated with expanding our operations; risks associated with potential infringement of other’s intellectual property; the potential inability to protect our intellectual property; government regulation and legal uncertainties; uncertainties relating to the imposition of sales tax on Internet sales and our ability to utilize our net operating losses.

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STATEMENTS OF OPERATIONS – UNAUDITED
	Three Months Ended
	December 31,
	2010	2009	2008

Net sales	$28,576,000	$24,354,000	$27,393,000
Cost of sales	18,612,000	14,295,000	17,248,000
Gross profit	9,964,000	10,059,000	10,145,000

Gross margin	34.9%	41.3%	37.0%

Selling and fulfillment expenses	4,791,000	4,498,000	5,095,000
Marketing expenses	3,125,000	2,390,000	4,103,000
General and administrative expenses	1,740,000	2,722,000	2,133,000
Total operating expenses	9,656,000	9,610,000	11,331,000

Operating income (loss)	308,000	449,000	(1,186,000)

Interest expense to related party stockholders	--	(496,000)	(104,000)
Other interest expense, net	(39,000)	(101,000)	(83,000)

Net income (loss)	269,000	(148,000)	(1,373,000)

Preferred stock dividends	--	--	(3,000)
Deemed dividend related to beneficial conversion feature on
Series F Preferred Stock	--	--	--

Net income (loss) available to common stockholders	$269,000	$(148,000)	$(1,376,000)

Basic and diluted net income (loss) per common share	$0.01	$(0.01)	$(0.10)

Weighted average common shares outstanding – basic(1)	24,598,811	14,517,313	13,647,132

Weighted average common shares outstanding – diluted(1)	24,724,658	14,517,313	13,647,132

(1)
As a result of losses incurred by the Company for the three months ended December 31, 2009 and 2008, all potentially dilutive securities are anti-dilutive.  Accordingly, basic and dilutive weighted average shares outstanding are equal for the periods presented.

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STATEMENTS OF OPERATIONS
	Years Ended
	December 31,
	2010	2009	2008

Net sales	$88,563,000	$81,222,000	$95,774,000
Cost of sales	55,360,000	49,665,000	60,288,000
Gross profit	33,203,000	31,557,000	35,486,000

Gross margin	37.5%	38.9%	37.1%

Selling and fulfillment expenses	16,881,000	16,675,000	19,620,000
Marketing expenses	12,576,000	8,661,000	15,359,000
General and administrative expenses	7,592,000	8,882,000	11,355,000
Total operating expenses	37,049,000	34,218,000	46,334,000

Operating loss	(3,846,000)	(2,661,000)	(10,848,000)

Interest expense to related party stockholders	--	(1,413,000)	(235,000)
Other interest (expense) income, net	(187,000)	(295,000)	(257,000)

Net loss	(4,033,000)	(4,369,000)	(11,340,000)

Preferred stock dividends	--	--	(37,000)
Deemed dividend related to beneficial conversion feature on
Series F Preferred Stock	--	--	(712,000)

Net loss available to common stockholders	$(4,033,000)	$(4,369,000)	$(12,089,000)

Basic and diluted net loss per common share	$(0.17)	$(0.31)	$(0.90)

Weighted average common shares outstanding (basic and diluted)	23,685,338	14,003,534	13,369,257

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SELECTED BALANCE SHEET DATA & KEY METRICS (UNAUDITED)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$10,429,000	$10,049,000

Inventories, net	25,128,000	17,668,000

Prepaid expenses and other current assets	3,304,000	4,278,000

Property and equipment, net	3,150,000	3,506,000

Current liabilities	12,320,000	12,611,000

Long-term liabilities	183,000	--

Stockholders’ equity	29,641,000	23,035,000

	Three Months Ended
	December 31,
	(Unaudited)
	2010	2009

Average order size (including shipping & handling)	$293.36	$274.83
New customers added during the period	60,868	53,474

	Years Ended
	December 31,
	2010	2009

Average order size (including shipping & handling)	$299.98	$266.66
New customers added during the period	174,795	173,550

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

	(Unaudited)
	Three Months Ended
	December 31,
	2010	2009	2008

Net income (loss)	$269,000	$(148,000)	$(1,373,000)

Interest income	(8,000)	(7,000)	(5,000)
Interest expense to related party stockholders	--	496,000	103,000
Interest expense	47,000	108,000	89,000
Depreciation and amortization expenses	640,000	661,000	800,000
Non-cash stock-based compensation expenses	193,000	146,000	465,000

Adjusted EBITDA	$1,141,000	$1,256,000	$79,000

	Years Ended
	December 31,
	2010	2009	2008

Net loss	$(4,033,000)	$(4,369,000)	$(11,340,000)

Interest income	(39,000)	(25,000)	(62,000)
Interest expense to related party stockholders	--	1,413,000	235,000
Interest expense	226,000	320,000	319,000
Depreciation and amortization expenses	2,496,000	2,927,000	2,288,000
Non-cash stock-based compensation expenses	634,000	612,000	2,707,000

Adjusted EBITDA	$(716,000)	$878,000	$(5,853,000)

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